Exhibit 10.4

INVESTMENT MANAGEMENT AGREEMENT dated as of November 1, 2000 between THCG, LLC, a Delaware limited liability company (the "Company") and Windy City, Inc., a Delaware corporation (the "Manager").

The Company wishes to appoint the Manager as its investment manager with respect to certain assets of the Company and the Manager wishes to accept such appointment.

Section 1. Defined Terms. As used herein, the following terms have the following meanings:

"Assets" means, at any time, such Original Assets, if any, and Non-Cash Proceeds that exist at such time.

"Base Hurdle Amount" means at any time the sum of (i) $869,634.17 and (ii) the aggregate amount of New Value at such time.

"Cash" means all Proceeds that are cash.

"New Value" means, at any time, the aggregate amount of cash or other property paid or contributed by the Company after the date hereof in connection with any Asset or any transaction with or involving the issuer of such Asset.

"Non-Cash Proceeds" means all Proceeds that are not Cash.

"Original Assets" means the assets listed on Schedule 1 hereto.

"Proceeds" means the proceeds of any sale, exchange or other disposition of any Asset.

Section 2. Appointment of Manager; Investment Objective. The Company hereby appoints the Manager as investment manager of the Original Assets and all Non-Cash Proceeds. The Company's investment objective is to sell or exchange all of the Assets for Cash as soon as practicable at an optimal valuation.

Section 3. Powers of Manager; Disposition of Cash. (a) The Manager shall have the following powers to be exercised on behalf of the Company in its sole discretion:

(i) to sell, exchange or otherwise dispose of, at any time and from time to time, any and all of the Assets for cash or other securities or any combination thereof;

(ii) to exercise any voting rights appurtenant to any of the Assets, including, without limitation, voting rights for special and annual meetings of securities holders and with respect to any merger, acquisition, consolidation, sale of assets, liquidation or other extraordinary corporate or issuer action; and

(iii) to designate Joel Kanter as corporate director of any issuer of any Asset (provided that the Manager shall obtain the prior written consent of the Company before accepting or renewing any directorship other than those listed on
Schedule 2 hereto, which the Manager represents are all of the directorships that Joel Kanter holds as of the date hereof with respect to any issuers of Assets).

(b) The Manager shall cause all Cash due to the Company with respect to any Asset to be delivered as soon as practicable to such bank account as the Company shall specify.

(c) Notwithstanding paragraph (a) above, without the prior written consent of the Company to be given or withheld in its sole discretion, the Manager shall not take any action or enter into any transaction which would have the effect of imposing any executory, contingent or other obligation on the Company other than
(i) an obligation to deliver any security that is the subject of the transaction and (ii) obligations arising out of standard contractual representations and warranties as to the Company's title to and right to transfer such security or as are imposed by law on a transferor of investment securities under the applicable uniform commercial code.


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Section 4. Compensation. The Manager shall be entitled to compensation as follows:

(a) The Manager shall be entitled to a management fee of $25,000 per annum, payable quarterly in advance commencing on the date hereof.

(b) Provided the Company shall have first received an amount in Cash equal to the Base Hurdle Amount, the Manager shall be entitled to an amount equal to 20% of all Cash received thereafter. Such amount shall be paid to the Manager as such Cash is received.

(c) If the Company shall have received Cash in the amount of the Base Hurdle Amount and the Base Hurdle Amount shall have subsequently increased due to New Value, the Manager shall not be required to return any Cash previously received under paragraph (b) above but the Manager shall not be entitled to any Cash subsequently received pursuant to paragraph (b) above until the Company shall have received additional Cash equal to such New Value.

Section 5. Expenses. The Manager shall pay its own expenses in connection with the performance of its obligations hereunder, including expenses in connection with any service by Joel Kanter as a director of any issuer of any Asset. The Manager shall be entitled to retain for its own account any directors' fees paid generally to outside directors and expense re-imbursements provided by any such issuer in connection with such service as a director, but shall disclose all such amounts in writing to the Company. All directors' fees in cash, securities, options or other property received by or due to Joel Kanter shall be promptly disclosed to the Company in writing, and shall be excluded from the computation of the Manager's compensation pursuant to paragraph (b) of Section 4 hereof.

Section 6. Reports; Access. (a) The Manager shall provide the Company with a written report as of the end of each calendar quarter that includes (i) listing each Asset as of such quarter-end, (ii) showing the profits and loss statement with respect to the Assets for such quarter and (iii) providing a brief narrative as to the actions taken in such quarter and the rationale therefor and any proposed changes in valuations. Such report shall be delivered not later than 15 days after the end of each quarter, commencing December 31, 2000. The Manager shall make such changes and additions to the format and scope of such reports as the Company shall reasonably request from time to time.

(b) Promptly upon the receipt of any Cash or when Cash is otherwise due the Company, the Manager shall advise the Company in writing of the Asset and the circumstances giving rise to such receipt or receivable. Such notice shall also show a calculation of the aggregate amount of Cash received by the Company to date, the amount of the Base Hurdle Amount that has been received by the Company to date and, if the Base Hurdle Amount has been received by the Company, a calculation of the amount of such Cash due to the Company and to the Manager, respectively.

(c) The Manager shall make Joel Kanter and its records available to the Company and its auditors and counsel upon reasonable notice during regular business hours to answer questions and to provide such further information as such persons may reasonably request.

Section 7. Term; Termination. (a) This Agreement shall terminate on the earlier of October 31, 2003 and the date all remaining Assets have been disposed of for Cash and such Cash (or applicable portion thereof) has been delivered to the Company.

(b) In the event of any termination of this Agreement when there are Assets remaining and the parties shall not have agreed to an extension of this Agreement with respect to any Asset, then either (i) the parties shall agree upon a valuation of such Asset and distribute such Asset in-kind proportionally to each party based upon the amount due to the Manager pursuant to Section 4(b) hereof (to the extent the Base Hurdle Amount at such time has been recovered) or
(ii) the Company shall assume management of such Asset and shall pay the Manager such amount of any Cash eventually received in respect of such Asset as if
Section 4(b) were still in effect with respect to such Asset.

(c) Nothing in this Agreement shall restrict the Company's right after the termination of this Agreement to sell, donate or otherwise to dispose of any remaining Assets on such terms as the Company, in its sole discretion, sees fit.

Section 8. Services of Joel Kanter. The Manager shall perform its services hereunder primarily through its employee Joel Kanter and all investment decisions of the Manager shall


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be made by Joel Kanter. The Manager shall act as an independent contractor hereunder and all responsibility for compensation, withholding and other employment-related matters with respect to Joel Kanter shall be the responsibility of the Manager.

Section 9. Miscellaneous. This Agreement, which cannot be changed orally, shall be governed by and construed in accordance with the laws of the State of New York and is the complete statement of the parties' agreement, superseding any prior or contemporaneous written or oral agreements or representations. Each party submits to the non-exclusive jurisdiction of the federal and state courts located in the State of New York for purposes of any dispute arising out of this Agreement.

The parties have executed his Agreement as of the date first above written.

THCG, LLC

By: TOWER HILL SECURITES, INC.
Its managing member

By: /s/ Adi Raviv
Name:  Adi Raviv
Title: Managing Director


Windy City, Inc.

By: /s/ Joel Kanter
Name: Joel Kanter
Title: President


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